Exhibit 99.T

CONFIDENTIAL
EXECUTION VERSION

ROLLOVER AND CONTRIBUTION AGREEMENT

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND OTHER APPLICABLE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE PRINCIPAL STOCKHOLDER SHOULD BE AWARE THAT THE PRINCIPAL STOCKHOLDER WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

This ROLLOVER AND CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 27, 2022 is by and among X Holdings I, Inc., a Delaware corporation (“Parent”) and Elon R. Musk (the “Principal Stockholder”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, the execution and delivery of this Agreement by Parent and the Principal Stockholder is related to the acquisition of Twitter, Inc., a Delaware corporation (the “Company”) by Parent pursuant to the merger of X Holdings II, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Acquisition Sub”), with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of April 25, 2022 (as amended, the “Merger Agreement”), by and among Parent, Acquisition Sub, the Company and, solely for purposes of specified provisions set forth therein, the Principal Stockholder.

WHEREAS, as of the date hereof, the Principal Stockholder is the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) and is entitled to vote and dispose of, as applicable, each share of common stock of the Company, par value $0.000005 per share, set forth on Schedule I (the “Rollover Shares”).

WHEREAS, contemporaneously with the execution of this Agreement, the Principal Stockholder has delivered an executed counterpart to the Stockholders’ Agreement by and among the Parent, the Principal Stockholder and certain other parties expected to be stockholders of Parent substantially in the form of Exhibit 1 hereto (the “Stockholders’ Agreement”) which counterparts shall be released upon the occurrence of the Rollover Closing (as defined below) in accordance with the terms set forth herein.

WHEREAS, on the terms and subject to the conditions contained in this Agreement, (i) the Principal Stockholder desires to contribute to Parent the Rollover Shares in exchange for the shares of common stock, par value $0.01 per share, of Parent (the “Common Stock”), as more fully set forth herein, and (ii) Parent desires to issue such number of shares of Common Stock to the Principal Stockholder, as more fully set forth herein.

WHEREAS, the parties hereto intend, for U.S. federal income tax purposes, for the Rollover (defined below), taken together with (i) the equity investment in Parent by the Principal Stockholder as contemplated by the Amended Equity Commitment Letter, dated as of April 25, 2022, by and between Parent and the Principal Stockholder (the “Equity Commitment Letter”), (ii) the equity investments in Parent by certain other parties expected to be stockholders of Parent pursuant to, with respect to each such party, a Subscription Agreement by and among such party and Parent and (iii) the contributions made by certain other parties expected to be stockholders of Parent pursuant to, with respect to each such party, a Rollover and Contribution Agreement by and among such party and Parent, to be treated as an exchange within the meaning of Section 351(a) of the Code and the regulations promulgated thereunder (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Parent and the Principal Stockholder hereby agree as follows:

Article I

ROLLOVER

1.1.            Rollover.

(a)       Subject to the terms of this Agreement, immediately prior to the Effective Time, the Principal Stockholder hereby agrees to and shall contribute to Parent, free and clear of all Liens (other than any Liens created or expressly permitted by Parent or arising by reason of the Merger Agreement or this Agreement), the Rollover Shares, and to the extent applicable shall deliver to Parent certificate(s) or other evidence representing the Rollover Shares, endorsed in blank (or together with duly executed stock powers, or other evidence representing transfer of the Rollover Shares to Parent), in form and substance reasonably satisfactory to Parent and any other documents and instruments as reasonably may be necessary or appropriate to vest in Parent good and marketable title in and to the Rollover Shares.

(b)       In exchange for, and conditioned upon, the Principal Stockholder’s contribution of the Rollover Shares to Parent, Parent shall issue to the Principal Stockholder, free and clear of all Liens (other than Liens created by the Principal Stockholder or pursuant to the Stockholders’ Agreement), 3,962,835 shares of Common Stock (the “Shares”) prior to the Closing (the “Rollover”).

1.2.            Intended Tax Treatment. The parties hereto agree to and shall file any and all Tax Returns consistent with the Intended Tax Treatment and shall otherwise take all Tax and financial reporting positions in a manner consistent with and actions necessary to obtain the Intended Tax Treatment, unless otherwise required by a final determination within the meaning of Section 1313 of the Code (or any comparable provisions of state, local or non-U.S. law).

Article II

Closing.

2.1.            The Closing. The closing of the Rollover (the “Rollover Closing”) shall be conducted remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time, subject to the satisfaction of the conditions to the Principal Stockholder’s contribution under the Equity Commitment Letter. Following the occurrence of the Rollover Closing, the Principal Stockholder’s signature page to the Stockholders’ Agreement shall be automatically released.

2.2.            Closing Notice. Parent shall provide the Principal Stockholder with notice of the Closing Date prior to the anticipated Closing Date (the “Closing Notice”), which notice shall state the date by which Principal Stockholder must deliver the Rollover Shares to Parent.

2.3.            Form of Closing Notice. The Closing Notice need not be an original and may be delivered in .pdf format. The Closing Notice shall be sent by email in .pdf format as promptly as practicable prior to the anticipated Closing Date.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Principal Stockholder as follows:

3.1.            Organization; Authorization. Parent is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by all necessary company action and has been duly and validly executed and delivered by Parent and constitutes the valid and binding obligation of Parent, enforceable against it in accordance with its terms.

3.2.            Non-Contravention. Except for applicable filings under federal and state securities laws, the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby or thereby do not require Parent to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any state thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which Parent is a party or by which its property is bound, in any such case which could prevent, materially delay or materially burden the transactions contemplated by this Agreement.

3.3.            Issuance of Shares. Upon issuance of the Shares to the Principal Stockholder, the Shares will represent duly authorized, validly issued, fully paid and non-assessable shares of Common Stock free of restrictions except as set forth in the Stockholders’ Agreement and the Principal Stockholder shall be the record owner of the Shares.

Article IV

REPRESENTATIONS, WARRANTIES, COVENANTS AND ACKNOWLEDGMENTS OF PRINCIPAL STOCKHOLDER

The Principal Stockholder hereby represents, warrants and covenants to Parent as follows:

4.1.            Organization; Authorization.

(a)               The Principal Stockholder has full legal capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly executed and delivered by the Principal Stockholder and constitutes the valid and binding obligation of the Principal Stockholder, enforceable against him in accordance with its terms.

4.2.            Non-Contravention. The execution and delivery of this Agreement by the Principal Stockholder and the consummation of the transactions contemplated hereby do not require the Principal Stockholder to file any notice, report or other filing with, or to obtain any consent, registration, approval, permit or authorization of or from, any governmental or regulatory authority of the United States, any state thereof or any foreign jurisdiction, and do not constitute a breach or violation of, or a default under, any provision of any mortgage, lien, lease, agreement, license, instrument, law, regulation, order, arbitration, award, judgment or decree to which the Principal Stockholder is a party or by which his property is bound, in any such case which could prevent, materially delay or materially burden the transactions contemplated by this Agreement; provided, however, that the Principal Stockholder does not make any representation or warranty in this Section 4.2 with respect to federal securities laws or state securities or “blue sky” laws (including but not limited to statements on Schedule 13D to be made thereunder).

4.3.            Rollover Shares.

(a)               The Principal Stockholder (i) is the sole record and beneficial owner of the Rollover Shares, and has good and marketable title to the Rollover Shares, free and clear of any Liens and (ii) is not a party to, or bound by, any agreement, arrangement, contract, instrument or order relating to (w) the grant of pre-emptive rights to purchase or obtain any equity interests in the Company, (x) the sale, repurchase, assignment or other transfer of any capital stock or equity securities of the Company, (y) the receipt of dividends, proxy rights or voting rights of any capital stock or other equity securities of the Company or (z) rights to registration under the Securities Act or the Exchange Act, as amended, of any capital stock or equity securities of the Company. Upon the consummation of the contribution transactions contemplated by this Agreement and subject to the consummation of the Merger, Parent will acquire the Rollover Shares free and clear of all Liens (other than any Liens created or expressly permitted by Parent or arising by reason of the Merger Agreement or this Agreement).

(b)               The Principal Stockholder has the sole power to vote or cause to be voted all the Rollover Shares and except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Shareholder is a party relating to the pledge, disposition or voting of any of the Rollover Shares and there are no voting trusts or voting agreements with respect to any of the Rollover Shares.

4.4.            SEC Filings. None of the information supplied in writing by the Principal Stockholder specifically for inclusion or incorporation by reference in any filings with the Securities and Exchange Commission will cause a breach of the representations and warranties of Parent or Acquisition Sub set forth in the Merger Agreement.

4.5.            Certain Matters Relating to the Principal Stockholder’s Investment in the Shares.

(a)               The Principal Stockholder is acquiring the Shares for investment purposes only and not with a view to, or for, distribution, resale or fractionalization thereof, in whole or in part, in each case under circumstances which would require registration thereof under the Securities Act, or any applicable state securities laws.

(b)               The Principal Stockholder has not been given any oral or written information, representations or assurances by Parent or any representative thereof in connection with the Principal Stockholder’s acquisition of the Shares other than as contained in this Agreement and the Equity Commitment Letter and the Principal Stockholder is relying on the Principal Stockholder’s own business judgment and knowledge concerning the business, financial condition and prospects of Parent in making the decision to acquire the Shares. The Principal Stockholder acknowledges that no person has been authorized to give any information or to make any representation relating to the Shares or Parent, other than as contained in this Agreement and the Equity Commitment Letter and, if given or made, information received from any person and any representation, other than as aforesaid, must not be relied upon as having been authorized by Parent or any person acting on its behalf.

(c)               The Principal Stockholder is an “accredited investor” as described in Rule 501(a) of Regulation D under the Securities Act or is a sophisticated individual familiar with transactions similar to those contemplated by this Agreement and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of such transactions. The Principal Stockholder has evaluated the merits and risk of transferring the Rollover Shares on the terms set forth in this Agreement and is willing to forego through such transfer the potential for future economic gain and other benefits that might be realized from the ownership or other transfer of the Rollover Shares.

(d)               The Principal Stockholder either alone or with his advisors has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of the acquisition of the Shares and has the capacity to protect his own interests in connection with such acquisition.

(e)               The Principal Stockholder understands that an investment in the Shares is a speculative investment which involves a high degree of risk of loss of the Principal Stockholder’s investment therein. The Principal Stockholder is able to bear the economic risk of such investment for an indefinite period of time, including the risk of a complete loss of the Principal Stockholder’s investment in such securities. The Principal Stockholder acknowledges that the Shares have not been registered under the Securities Act or any applicable state securities laws and, therefore, cannot be sold unless subsequently registered under the Securities Act or any applicable state securities laws or an exemption from such registration is available and that transfers of the Shares may be restricted by applicable state and non-U.S. securities laws.

(f)                The Principal Stockholder and his advisors, if any, have been afforded the opportunity to examine all documents related to and, if applicable, executed in connection with the transactions contemplated hereby, which the Principal Stockholder or advisors, if any, have requested to examine.

(g)               The Principal Stockholder understands that federal regulations and executive orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities, and individuals. The Principal Stockholder is not a person named on an OFAC list, nor is the Principal Stockholder a person with whom dealings are prohibited under any OFAC regulation. No capital contribution to Parent by the Principal Stockholder will be derived from any illegal or illegitimate activities.

4.6.            Principal Stockholder’s Knowledge. The Principal Stockholder has a high degree of familiarity with the business, operations and current financial condition of the Company and its subsidiaries. The Principal Stockholder has received no representations or warranties from Parent or the Principal Stockholder other than as set forth in Article III.

4.7.            Reliance. The Principal Stockholder acknowledges that Parent is issuing the Shares to the Principal Stockholder pursuant to this Agreement expressly in reliance upon the representations and warranties made by the Principal Stockholder hereunder.

Article V

MISCELLANEOUS

5.1.            Miscellaneous. The provisions set forth in Section 4 (Assignment; Reliance), Section 6 (Governing Law; Consent to Jurisdiction), Section 8 (Notices), Section 9 (Severability), Section 10 (Counterparts; Delivery by Email) and Section 11 (Waiver of Jury Trial) of the Equity Commitment Letter are hereby incorporated into, and shall apply to, this Agreement, mutatis mutandis.

5.2.            Termination. This Agreement and the respective rights and obligations of the parties hereunder shall terminate immediately and automatically without any further action of such parties upon the valid termination of the Merger Agreement in accordance with its terms.

5.3.            Specific Performance. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in an appropriate court of competent jurisdiction, this being in addition to any other remedy to which any party is entitled at Law or in equity. The right to specific enforcement shall include the right of a party hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions set forth in this Agreement and the Equity Commitment Letter. The parties hereto further agree (a) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and (b) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy. The parties hereto acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the parties hereto would not have entered into this Agreement.

5.4.            Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made in writing by any Principal Stockholder, or by or on behalf of Parent, in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent or the Principal Stockholder, the issue and sale of the Shares and the consummation of the Rollover.

5.5.            Amendment and Waiver. This Agreement may only be amended, restated, supplemented or otherwise modified or waived by a written instrument signed by each of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or obligation contained herein. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first herein above written.

PARENT:	X HOLDINGS I, INC.

By:
Name:
Title:

[Signature Page to the Rollover and Contribution Agreement]

PRINCIPAL STOCKHOLDER:

Address:	2110 Ranch Road 620 S #341886 Austin, TX 78734

[Signature Page to the Rollover and Contribution Agreement]

SCHEDULE I

ROLLOVER SHARES

EXHIBIT 1

FORM OF STOCKHOLDERS’ AGREEMENT